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                                                                    Exhibit 99.1

                                                                    News Release
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HANOVER COMPRESSOR COMPANY                     [LOGO] HANOVER COMPRESSOR COMPANY
12001 N. Houston Rosslyn
Houston, TX 77086
(281) 447-8787
Contact: Mr. Lee Beckelman, Investor Relations

                 MICHAEL O'CONNOR, CHAIRMAN EMERITUS OF HANOVER
                 COMPRESSOR, PASSED AWAY AFTER BOUT WITH CANCER

HOUSTON, July 23, 2003 - Hanover Compressor Company (NYSE:HC), the leading provider of outsourced natural gas compression services, announced today that Michael A. O'Connor, Director and Chairman Emeritus for the company, passed away this morning at a local hospital in Corpus Christi, Texas, after a long bout with blood cancer. Mr. O'Connor was named Chairman Emeritus of Hanover in March 2002 after retiring from his position as Chairman of the Board, having served since January 1992. Mr. O'Connor joined Hanover early in its history and was a key contributor to the growth and the success of the company over the last ten years.

"We are deeply saddened by the passing of Michael O'Connor and our thoughts and prayers are with his wife Karen and the family," said Victor E. Grijalva, Chairman of the Board of Hanover. "Michael was a pioneer in the compression industry, responsible for the design of several compressor packages and one of the main drivers of Hanover's growth and success since its inception in 1990. He will be greatly missed and he will always be remembered for his friendly approach to life and the valuable contributions he made to Hanover."

About Hanover Compressor

Hanover Compressor Company (www.hanover-co.com) is the global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover sells and provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover's customers include premier independent and major producers and distributors throughout the Western Hemisphere.

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